Exhibit (a)(1)(E)

Sport Chalet, Inc.
Form of Receipt of Notice of Withdrawal

Date:
To:
From:	Sport Chalet, Inc.
Re:	Confirmation of Receipt of Notice of Withdrawal

This message confirms that we have received your Notice of Withdrawal.  If your Notice of Withdrawal is properly completed and acknowledged, this means that you have withdrawn all of your eligible options from the Exchange Offer and that you have revoked your previous acceptance of our offer to exchange your eligible options for new options.  You will not receive any new options.  You will retain your eligible options previously tendered for exchange with their existing terms, exercise prices, vesting schedules and other terms and conditions.  Your eligible options will continue to be governed by the 1992 Incentive Award Plan or the 2004 Equity Incentive Plan, as the case may be, under which they were originally granted and by any existing stock option agreements.

You may again elect to exchange some or all of your eligible options by submitting a properly completed and acknowledged Election Form before 5:00 p.m., Pacific Time, on the expiration date.